Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations described in Note 16, which is as of October 17, 2013 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Ameren Corporation’s current report on Form 8-K dated October 17, 2013.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 27, 2013 relating to the financial statements, which appears in the Annual Report of Ameren Corporation Savings Investment Plan on Form 11-K for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

St. Louis, Missouri

October 17, 2013